Exhibit 23.4

Internet Capital Group, Inc.

690 Lee Road, Suite 310

Wayne

PA 19087

USA

Dear Sirs

Consent of Independent Registered Auditor

We have issued our audit report dated 25 June, 2009, with respect to the consolidated balance sheet of GoIndustry-DoveBid plc (formerly GoIndustry plc, “the company”) as of December 31, 2008 and the related consolidated income statement, consolidated statement of recognised income and expense, and consolidated cash flow statement for the year ended 31 December 2008, as well as the comparative consolidated balance sheet as at 31 December 2007, and the related consolidated income statement, consolidated statement of recognised income and expense, and consolidated cash flow statement for the year ended 31 December 2007 which have all been subject to audit. We consented to the inclusion of that audit report in the Annual Report of Internet Capital Group, Inc. on Form 10-K for the year ended 31 December 2008. We consent to the incorporation by reference of said report in the Registration Statement of Internet Capital Group, Inc. on Form S-4 and to the reference to our firm under the heading “experts” in such registration statement on form S-4.

We have issued our audit report dated 16 May 2008, with respect to the consolidated balance sheet of GoIndustry plc as at 31 December 2007, and the related consolidated income statement, consolidated statement of recognised income and expense, and consolidated cash flow statement for the year ended 31 December 2007, as well as the comparative consolidated balance sheet as at 31 December 2006, consolidated income statement, consolidated statement of recognised income and expense, and consolidated cash flow statement for the year ended 31 December 2006 which have all been subject to audit. We consented to the inclusion of that audit report in the Annual Report of Internet Capital Group, Inc. on Form 10-K for the year ended 31 December 2008. We consent to the incorporation by reference of said report in the Registration Statement of Internet Capital Group, Inc. on Form S-4 and to the reference to our firm under the heading “experts” in such registration statement on form S-4.

Those reports were made solely to the company’s members, as a body, in accordance with section 235 of the United Kingdom Companies Act 1985. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.

/s/ Baker Tilly UK Audit LLP

London, England

13 October 2009